FIRST AMENDMENT
                                       TO
                              CERTIFICATE OF TRUST
                                       OF
                       THE PRUDENTIAL INSTITUTIONAL FUND

      This First Amendment to the Certificate of Trust (the "Certificate") of The Prudential Institutional Fund (the "Business Trust") is being executed as of May 15, 1992, for the purpose of amending the terms of the Certificate, as originally filed in the Office of the Secretary of the State of Delaware on May 11, 1992, to reflect the addition of a new paragraph SIXTH giving notice of the limitation of liabilities of series of the Business Trust.

      NOW, THEREFORE, the undersigned does hereby certify as follows:

      1. The Certificate is hereby amended by adding after current paragraph FIFTH a new paragraph SIXTH reading as follows:

            "SIXTH: Notice is hereby given that the Business Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Business Trust shall be enforceable against the assets of such series only, and not against the assets of the Business Trust generally."

      2. Except as amended pursuant to the foregoing paragraph, the Certificate is hereby ratified and confirmed in all respects.

      IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Business Trust, has duly executed this Amendment to the Certificate as of the day and year first above written.

                                            TRUSTEE

                                            /s/ Mark R. Fetting
                                            -----------------------
                                            Mark R. Fetting


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